Exhibit 99.4

ITEM 6.SELECTED FINANCIAL DATA

Spectrum Brands Holdings, Inc.

The following selected historical financial data is derived from SBH’s audited consolidated financial statements as of and for the years ended September 30. The summary has been derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company included elsewhere in this Annual Report. As discussed in Note 1-Description of Business subsequent to the year ended September 30, 2018, the Company sold its Global Batteries and Lighting (“GBL”) business and Global Auto Care (“GAC”) business to Energizer Holdings, Inc. (“Energizer”) on January 2, 2019 and January 28, 2019, respectively. As a result, the Company’s assets and liabilities associated with GBL and GAC have been classified as held for sale in the accompanying Consolidated Statement of Financial Position for the fiscal years ended September 30, 2018 and 2017 and the respective operations have been have been classified as discontinued operations in the accompanying Consolidated Statements of Income and Statements of Cash Flows for the fiscal years ended September 30, 2018,  2017 and 2016.  For the fiscal year ended September 30, 2015 and 2014 included within the selected financial data below, the Company has not adjusted to reflect changes due to the recognition of the GBL and GAC results as discontinued operations and therefore certain financial information within the summarized financial information below may not be comparable for such period. Fidelity & Guaranty Life and Front Street Re (Delaware) Ltd. (collectively “HRG Insurance Operations”) are classified as discontinued operations for all periods presented. Following the completion of the sale of Compass Production Partners, LP (“Compass”) during the year ended September 30, 2016, HRG no longer held, directly or indirectly, any oil and gas properties and as a result, the results of Compass were presented as discontinued operations for the years ended September 30, 2016, 2015 and 2014. In addition, cash and cash equivalents excludes the cash and cash equivalents from the Insurance Operations and Compass.

(in millions, except per share data)	2018(1)	2017(2)	2016(3)	2015(4)	2014(5)
Statement of Operations Data
Revenues	$3,808.7	$3,706.5	$3,754.2	$4,753.8	$4,482.6
Gross profit	1,334.3	1,336.4	1,373.0	1,702.8	1,607.0
Operating income	224.2	287.5	321.8	179.1	354.8
Interest expense	264.0	310.4	336.9	407.8	307.4
Loss from the change in the fair value of the equity conversion feature of preferred stock	—	—	—	—	(12.7)
(Loss) income from operations before income taxes	(35.7)	(27.9)	(7.9)	(180.1)	23.0
Income tax (benefit) expense	(462.7)	(11.8)	(52.8)	39.6	59.3
Net income (loss) from continuing operations	427.0	(16.1)	44.9	(219.7)	(36.3)
Income (loss) from discontinued operations	445.0	289.3	(78.8)	(292.7)	138.0
Net income (loss)	872.0	273.2	(33.9)	(512.4)	101.7
Net income (loss) attributable to controlling interest	768.3	106.0	(198.8)	(556.8)	(10.3)
Preferred stock dividends, accretion and loss on conversion	—	—	—	—	73.6
Net income (loss) attributable to common and participating preferred stockholders	768.3	106.0	(198.8)	(556.8)	(83.9)
Amounts attributable to controlling interest(6)
Net income (loss) from continuing operations attributable to controlling interest	$356.5	$(90.6)	$(59.1)	$(242.1)	$(194.7)
Net income (loss) from discontinued operations attributable to controlling interest	411.8	196.6	(139.7)	(314.7)	110.8
Net income (loss) attributable to controlling interest	$768.3	$106.0	$(198.8)	$(556.8)	$(83.9)
Earnings (Loss) Per Share of Common Stock
Basic earnings per share from continuing operations	$9.64	$(2.81)	$(1.85)	$(9.21)	$(8.62)
Basic earnings per share from discontinued operations	11.15	6.10	(4.36)	(11.97)	4.90
Basic earnings per share	$20.79	$3.29	$(6.21)	$(21.17)	$(3.71)
Diluted earnings per share from continuing operations	$9.62	$(2.81)	$(1.85)	$(9.21)	$(8.62)
Diluted earnings per share from discontinued operations	11.12	6.10	(4.36)	(11.97)	4.90
Diluted earnings per share	$20.74	$3.29	$(6.21)	$(21.17)	$(3.71)
Dividends per share	$0.42	$—	$—	$—	$—
Weighted Average Shares Outstanding
Basic	36.9	32.2	32.0	26.3	22.6
Diluted	37.0	32.2	32.0	26.3	22.6
Statement of Financial Position Data
Cash and cash equivalents	$552.5	$270.1	$465.2	$643.2	$671.4
Total assets	7,799.0	35,863.3	33,580.1	32,594.4	30,394.0
Total debt	4,651.2	5,692.5	5,487.6	6,112.0	4,908.4
Total equity	1,589.6	1,946.9	1,817.2	1,588.1	2,257.0

Exhibit 99.4

(1)

For the year ended September 30, 2018, operating income includes an impairment of indefinite lived intangible assets of $20.3 million. Income tax expense includes a non-cash benefit of $166.7 million for restatement of deferred tax assets and liabilities, a non-cash benefit of $365.6 million for release of valuation allowance on net deferred tax assets and a provisional $73.1 million of income tax expenses for a one-time deemed mandatory repatriation attributable to the Tax Reform Act.

(2)

For the year ended September 30, 2017, the operating results include the PetMatrix operations since the acquisition date of June 1, 2017 and GloFish operations since the acquisition date of May 12, 2017. Operating income includes an impairment of indefinite lived intangible assets of $16.3 million. Interest expense includes $6.5 million related to the refinancing, prepayment and/or amendment of debt; including $4.6 million of cash charges and fees, and $1.9 million of non-cash charges for the write off and acceleration of debt issuance costs, discounts, and/or premiums. Income tax expense includes a non-cash expense of $79.6 million primarily from an increase in the valuation allowance against net deferred tax asset

(3)

For the year ended September 30, 2016, operating income includes an impairment of indefinite lived intangible assets of $4.7 million. Salus recorded a loan loss provision of $12.8 million for credit losses on Salus’ asset-based loan portfolio and impairments of $10.7 million to goodwill of CorAmerica Capital, LLC.  Interest expense includes $21.4 million related to the refinancing, prepayment and/or amendment of debt; including $15.6 million of cash charges and fees, and $5.8 million of non-cash charges for the write off and acceleration of debt issuance costs, discounts, and/or premiums. Income tax expense includes a non-cash benefit of $45.7 million primarily from a decrease in the valuation allowance against net deferred tax asset.

(4)

For the year ended September 30, 2015, the operating results include the Armored AutoGroup (“AAG”) operations since the acquisition date of May 21, 2015; Salix Animal Health LLC operations since the acquisition date of January 16, 2015; European IAMS and Eukanuba pet food business operations since the acquisition date of December 31, 2014; and Tell Manufacturing, Inc. operations since the acquisition date of October 1, 2014. Salus recorded $88.0 million loan loss provision related to deterioration in Salus’s asset-based loan portfolio, including $60.7 million related to the bankruptcy of RadioShack Corporation, a significant Salus borrower.  Operating income also includes $60.2 million impairment of goodwill and intangible assets from a former subsidiary of HRG, Frederick’s of Hollywood Group, Inc. (“FOH”).  In April 2015, FOH filed for bankruptcy, and any remaining assets and liabilities were deconsolidated. Upon deconsolidation, HRG recognized a gain of $38.5 million.  Following completion of the bankruptcy, such entities ceased to be subsidiaries of HRG. Interest expense includes $58.8 million related to the refinancing, prepayment and/or amendment of debt; including $46.0 million of cash charges and fees, and $12.8 million of non-cash charges for the write off and acceleration of debt issuance costs, discounts, and/or premiums.  Income tax expense includes a non-cash expense of approximately $190.8 primarily from increase in the valuation allowance against certain net deferred tax assets.

(5)

For the year ended September 30, 2014, the operating results include the Liquid Fence Company operations since the acquisition date of January 2, 2014. Interest expense includes a non-cash charge of $9.2 million as a result of the write-off of unamortized debt issuance costs and unamortized discounts in connection with the amendment of the Company's then existing term loans.  Income tax expense includes a non-cash benefit of approximately $31.0 million primarily from a decrease in the valuation allowance against net deferred tax assets.

(6)

The weighted average shares and earnings per share data were retrospectively adjusted for all periods presented to reflect the effect of the reverse stock split on July 13, 2018 associated with the closing of the Spectrum Merger. See Note 4 – Acquisitions for further discussion on the Spectrum Merger. Using (i) the 20-trading-day volume-weighted average price per share of Spectrum common stock ending on July 12, 2018, (ii) the number of shares of Spectrum common stock outstanding, the number of shares of Spectrum common stock held by HRG and its subsidiaries and the number of shares of Spectrum common stock outstanding as of July 12, 2018, (iii) $328.2 million of HRG net indebtedness and transaction expenses at closing, and (iv) a $200.0 million upward adjustment contemplated by the Merger Agreement, each HRG stockholder received approximately 0.1613 shares for each share of HRG stock. For the year ended September 30, 2014, diluted weighted average common shares outstanding did not reflect the conversion effect of HRG’s Series A Participating Convertible Preferred Stock (“Series A Preferred Shares”) and HRG’s Series A-2 Participating Convertible Preferred Stock (“Series A-2 Preferred Shares”) (collectively with the Series A Preferred Shares, the “Preferred Stock”) for the portion of the period that these securities were outstanding, or the exercise of dilutive common stock equivalents as both would be antidilutive.  The conversion effect of the Preferred Stock had no impact on diluted weighted average common shares for periods subsequent to the year ended September 30, 2014 as the Preferred Stock was converted during the year ended September 30, 2014.

Exhibit 99.4

SB/RH Holdings, LLC

The following selected historical financial data is derived from SB/RH’s audited consolidated financial statements as of and for the years ended September 30. The summary has been derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company included elsewhere in this Annual Report. As discussed in Note 1-Description of Business subsequent to the year ended September 30, 2018, the Company sold its Global Batteries and  lighting (“GBL”) business and Global Auto Care (“GAC”) business to Energizer Holdings, Inc. (“Energizer”) on January 2, 2019 and January 28, 2019, respectively. As a result, the Company’s assets and liabilities associated with GBL and GAC have been classified as held for sale in the accompanying Consolidated Statement of Financial Position for the fiscal years ended September 30, 2018, 2017, 2016 and the respective operations have been have been classified as discontinued operations in the accompanying Consolidated Statements of Income and Statements of Cash Flows for the fiscal years ended September 30, 2018, 2017, 2016.  For the fiscal year ended September 30, 2015 and 2014 included within the selected financial data below, the Company has not adjusted to reflect changes due to the recognition of the GBL and GAC results as discontinued operations and therefore certain financial information within the summarized financial information below may not be comparable for such period.

(in millions, except per share data)	2018(1)	2017(2)	2016(3)	2015(4)	2014(5)
Statement of Operations Data
Revenues	$3,808.7	$3,705.4	$3,745.3	$4,690.4	$4,429.1
Gross profit	1,334.3	1,335.3	1,364.1	1,670.3	1,568.9
Operating income	302.3	341.2	410.2	474.1	484.5
Interest expense	167.0	161.8	184.4	271.9	202.1
Income from operations before income taxes	130.1	173.6	219.6	193.3	276.1
Income tax (benefit) expense	(76.8)	(8.6)	(33.4)	43.9	59.0
Net income from continuing operations	206.9	182.2	253.0
(Loss) income from discontinued operations	(24.0)	119.0	99.3
Net income	182.9	301.2	352.3	149.4	217.1
Net income attributable to controlling interest	181.5	299.9	351.9	148.9	216.8
Amounts attributable to controlling interest
Net income from continuing operations attributable to controlling interest	$205.5	$180.9	$252.6
Net income from discontinued operations attributable to controlling interest	(24.0)	119.0	99.3
Net income attributable to controlling interest	$181.5	$299.9	$351.9	$148.9	$216.8
Statement of Financial Position Data
Cash and cash equivalents	$505.4	$168.2	$270.8	$247.9	$192.9
Total assets	7,637.4	7,417.5	7,053.5	7,193.7	5,511.3
Total debt	4,233.3	3,759.1	3,620.2	3,940.6	3,006.7
Total equity	1,611.7	1,835.4	1,829.4	1,572.8	1,070.2

(1)

For the year ended September 30, 2018, the operating results include an impairment of indefinite lived intangible assets of $20.3 million. Income tax expense includes a non-cash benefit of $181.7 million for restatement of deferred tax assets and liabilities and a provisional $73.1 million of income tax expenses for a one-time deemed mandatory repatriation attributable to the Tax Reform Act;

(2)

For the year ended September 30, 2017, the operating results include the PetMatrix operations since the acquisition date of June 1, 2017 and GloFish operations since the acquisition date of May 12, 2017. Operating income includes an impairment of indefinite lived intangible assets of $16.3 million. Interest expense includes $4.6 million of tender premium and a non-cash expense of $1.9 million as a result of the write-off of unamortized debt issuance costs in connection with the redemption of the 6.375% Notes.

(3)

For the year ended September 30, 2016, operating income includes an impairment of indefinite lived intangible assets of $4.7 million. Interest expense includes $15.6 million of tender premium and a non-cash expense of $5.8 million as a result of the write-off of unamortized debt issuance costs in connection with the redemption of the 6.375% Notes. Income tax expense includes a non-cash benefit of $111.1 million from a decrease in the valuation allowance against net deferred tax asset.

(4)

For the year ended September 30, 2015, the operating results include the Armored AutoGroup operations since the acquisition date of May 21, 2015; Salix operations since the acquisition date of January 16, 2015; European IAMS and Eukanuba operations since the acquisition date of December 31, 2014; and Tell operations since the acquisition date of October 1, 2014. Interest expense of $58.8 million was incurred related to the financing of the acquisition of AAG and the refinancing of the then-existing senior credit facility and asset based revolving loan facility. Income tax expense includes a non-cash benefit of $20.2 million from a decrease in the valuation allowance against net deferred tax assets, and a $22.8 million benefit due to the reversal of valuation allowance in conjunction with the acquisition of the AAG business.

(5)

For the year ended September 30, 2014, the operating results include the Liquid Fence operations since the acquisition date of January 2, 2014. Interest expense includes a non-cash charge of $9.2 million as a result of the write-off of unamortized debt issuance costs and unamortized discounts in connection with the amendment of the Company's then existing term loans. Income tax expense includes a non-cash benefit of approximately $115.6 million from a decrease in the valuation allowance against net deferred tax assets.